Exhibit 10.26

SEVENTH AMENDMENT TO AGREEMENT OF LEASE

Investment Property Group, LLC/Medallion Bank

THIS AMENDMENT (this “Amendment”) is entered into as of the 10th day of May, 2017, between INVESTMENT PROPERTY GROUP, LLC, a Utah limited liability company (“Landlord”), as successor-in-interest to B-line Holdings, L.C., a Utah Limited Liability company, and MEDALLION BANK, a Utah industrial bank (“Tenant”). (Landlord and Tenant are referred to in this Amendment collectively as the “Parties” and individually as a “Party.”)

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.    Definition—Lease. As used in this Amendment, “Lease” means the Agreement of Lease, dated July 3, 2002, as previously amended by (i) the Amendment of Lease Agreement, dated October 29, 2004, (ii) the Second Amendment of Lease Agreement, dated January 9, 2007, (iii) the Third Amendment of Lease Agreement, dated October 31, 2007, (iv) a second Third Amendment of Lease Agreement, dated November 15, 2011, (v) the Fourth Amendment of Lease Agreement, dated November 21, 2011, (vi) the Fifth Amendment of Lease Agreement, dated November 26, 2012, and (vii) the Sixth Amendment to Agreement of Lease, dated January 26, 2017, all entered into between Landlord or its predecessor-in-interest, B-Line Holdings, L.C., a Utah limited liability company, as landlord, and Tenant, as tenant, and, where applicable, as amended by this Amendment. Any term used in this Amendment that is capitalized but not defined shall have the same meaning as set forth in the Lease (defined below in this Paragraph 1). as amended by this Amendment:

2.    Purpose. The Parties desire to expand the Premises currently covered by the Lease as follows, and make certain other amendments to the Lease, in accordance with the terms and conditions set forth in this Amendment:

(a)    As of July 1, 2017 (or as soon thereafter as such additional space is made available by the current tenant to Landlord), approximately 1,624 usable square feet and approximately 1,873 rentable square feet located on the fifth floor of the Building shall be added to the Premises, and as soon as reasonably practicable thereafter, Tenant shall relinquish to Landlord approximately 99 rentable square feet (the so-called “mother’s room”) of the Premises, with the result that Suite 510 on the fifth floor of the Building will have approximately 8,125 usable square feet and approximately 9,372 rentable square feet.

(b)    In addition, as of August 1, 2018, Suite 305 on the third floor of the Building, consisting of approximately 1,148 usable square feet and approximately 1,321 rentable square feet, shall be added to the Premises.

3.    Defined Terms. Effective as of, and for the period on and after, July 1, 2017, the following definitions in Section 1 of the Lease are revised to read as follows; provided, however, that if the additional 1,873 rentable square feet is added to the Premises after July 1, 2017, then the periods set forth below shall begin on such other date that such addition occurs (as memorialized in a certificate entered into between the Parties); in addition, Tenant shall continue to pay Base Rent on the so-called “mother’s room” of the Premises until relinquished by Tenant to Landlord at the rate of $20.11 per rentable square foot (or $165.91 per month, prorated on a per diem basis for any partial calendar month):

Base Rent means the following amounts per calendar month for the periods indicated:

Periods	Base Rent		Annual Cost Per Rentable Square Foot

July 1, 2017 through November 30, 2017, inclusive	$16,313.07 per month			[1]

December 1, 2017 through July 31, 2018, inclusive	$18,744.00 per month		$24.00

August 1, 2018 through November 30, 2018, inclusive	$21,386.00 per month	[2]	$24.00

December 1, 2018 through November 30, 2019, inclusive	$22,027.58 per month		$24.72

December 1, 2019 through November 30, 2020, inclusive	$22,686.98 per month		$25.46

December 1, 2020 through November 30, 2021, inclusive	$23,373.12 per month		$26.23

December 1, 2021 through November 30, 2022, inclusive	$24,068.16 per month		$27.01

Notice Address for Landlord for purposes of Section 17 of this Lease means the following:

Investment Property Group, LLC

c/o Mountain High Real Estate Advisors, Inc.

1100 East 6600 South, Suite 100

Murray, Utah 84107

Attention: Rob Galanis

with a required copy to:

the holder of any mortgage or deed of trust covering the Property whose name and address have been furnished to Tenant

[1]

Base Rent for the period from July 1, 2017 through July 31, 2018, inclusive, is calculated based on 9,372 rentable square feet. However, for the period from July 1, 2017 through November 30, 2017, inclusive, the annual cost per rentable square foot is $20.11 for 7,499 rentable square feet and $24.00 for 1,873 rentable square feet, and calculated as follows: ($20.11 per rentable square foot on an annual basis x 7,499 rentable square feet ÷ 12 months = $12,567.07) + ($24.00 per rentable square foot on an annual basis x 1,873 rentable square feet ÷ 12 months = $3,746.00) = $16,313.07

[2]	This and subsequent Base Rent amounts are calculated based on 10,693 rentable square feet.

Parking for purposes of Section 4.3 of this Lease means the right to use a number of non-reserved automobile parking spaces in the Building’s parking lot equal to 4.5 parking stalls per 1,000 rentable square feet of the Premises, which would, for example, be forty-two (42) parking stalls with 9,372 rentable square feet of the Premises, and forty-eight (48) parking stalls with 10,693 rentable square feet of the Premises.

Premises means (i) as of July 1, 2017 (or as soon thereafter as the additional 1,873 rentable square feet located on the fifth floor of the Building is delivered by Landlord to Tenant), the space containing approximately 9,372 rentable square feet and approximately 8,125 usable square feet, to be known as Suite 510 and located on the fifth floor of the Building, together with, (ii) as of August 1, 2018, the space containing approximately 10,693 rentable square feet and approximately 9,273 usable square feet, known as Suite 305 and located on the third floor of the Building.

Tenant’s Percentage means the percentage determined by dividing the rentable square feet of the Premises at the time concerned by the rentable square feet of the Building, multiplying the quotient by 100 and rounding to the third (3rd) decimal place.

Term means a period expiring on the Termination Date, as such period may be extended or sooner terminated in accordance with this Lease.

Termination Date means November 30, 2022, as such date may be extended or sooner terminated in accordance with this Lease.

4.    Options to Extend. All existing options to renew the Lease or extend the Term set forth in the Lease are deleted, and are replaced with the option to extend the Term set forth in the balance of this Paragraph 4.

(a)    Tenant shall have the option to extend the Term for one (1) additional period of five (5) years, provided that Tenant gives Landlord written notice of the exercise of such option on or before the date that is twelve (12) months prior to the expiration of the then-existing period constituting the Term, and that at the time such notice is given and on the commencement of the extension term concerned, (i) this Lease is in full force and effect, (ii) Tenant is not in default under the Lease beyond the expiration of any applicable notice and cure period given to Tenant in the Lease, (iii) Tenant has not assigned this Lease or subleased all or any portion of the Premises under any then-existing sublease, and (iv) such extension is not being exercised in connection with or for the purpose of facilitating any such assignment or sublease. Such extension term shall commence at 12:01 a.m. on the first day following the expiration of the immediately preceding period constituting the Term.

(b)    During such extension term, all provisions of the Lease shall apply, except for any provision relating to the improvement of the Premises by Landlord or at Landlord’s expense, and except that the amount of Base Rent for such extension term shall be negotiated and determined by mutual agreement between the Parties, and shall be the then-market rent for the Premises. The term “then-market rent” as used in the immediately preceding sentence shall mean the annual amount, projected during such extension term, that a willing, comparable, non-equity tenant (excluding assignment and sublease transactions) would pay, and a willing, comparable landlord of a comparable building located in the same market as the Building would accept, at arm’s length (without compulsion to agree) for lease extensions or renewals (including what Landlord is accepting for current lease extension or renewal transactions for the Building), for general office space of similar rentable square footage, location and quality, but excluding consideration of tenant improvement allowances and lease concessions, if any, then being given by the landlords of such similar projects unless such tenant improvement allowances and lease concessions are then being given by such persons in connection with lease extensions or renewals.

5.    Expansion Option. All existing options to expand the Premises set forth in the Lease, whether a right of first refusal, right of first offer or other right to expand, are deleted, and are replaced with the option to expand the Premises set forth in the balance of this Paragraph 5.

(a)    During the Term, provided that (i) this Lease is in full force and effect, (ii) Tenant is not in default under the Lease beyond the expiration of any applicable notice and cure period given to Tenant in the Lease, (iii) Tenant has not assigned this Lease or subleased all or any portion of the Premises under any then-existing sublease, and (iv) the right of first offer described in this Paragraph 5 is not being exercised in connection with or for the purpose of facilitating any such assignment or sublease, Landlord shall give Tenant notice of any space (the “ROFO Space”) located on the third or the fifth floors of the Building that is available for lease to third parties. (For purposes of this Paragraph, any space covered by a renewal, extension or expansion option existing in any tenant’s lease as of the date of this Amendment, any renewal or extension option given by Landlord to any then-existing tenant for its then-existing space, or any right of first offer or right of first refusal existing as of the date of this Lease, shall not be “available for lease” until after each such option or right has expired.)

(b)    If Tenant gives Landlord notice of Tenant’s interest in leasing the ROFO Space within ten (10) business days after notification by Landlord of the availability of the ROFO Space, the Parties shall negotiate reasonably to enter into an amendment to this Lease covering the ROFO Space, which may include, without limitation, an extension of the Term and an increase in Base Rent payable under this Lease during such extension. If Tenant fails to give Landlord such notice within such ten (10)-business day period, or if the Parties, after using their best efforts, are unable to agree on the amount of the monthly rental and other terms and conditions for the ROFO Space within thirty (30) days after receipt by Landlord of Tenant’s notice of interest in leasing the ROFO Space (as evidenced by the execution and delivery of an amendment to this Lease), such right of first offer shall terminate and be of no further force or effect with respect to such ROFO Space, but shall continue to apply to other subsequently available ROFO Space.

6.    Improvement of Additional Space. As soon as reasonably practicable following the addition of the space described in Paragraph 2(a) of this Amendment, Landlord shall improve the Premises as so expanded (approximately 8,125 usable square feet) in accordance with the attached Exhibit A. Similarly, following the addition of the space described in Paragraph 2(b) of this Amendment, Landlord shall improve such additional space (only) (approximately 1,148 usable square feet) in accordance with the attached Exhibit A, as applicable. The construction reasonably required to complete such improvements shall not lessen or otherwise affect Tenant’s existing rent obligations under the Lease.

7.    Description of Premises. Effective as of the initial expansion, the Premises shall be described as set forth on the attached Exhibit B.1. Effective as of the subsequent expansion, the Premises shall be described as set forth on the attached Exhibit B.2.

8.    Enforceability. Each Party represents and warrants that:

(a)    such Party was duly formed and is validly existing and in good standing under the laws of the state of its formation;

(b)    such Party has the requisite power and authority under all applicable laws and its governing documents to execute, deliver and perform its obligations under this Amendment;

(c)    the individual executing this Amendment on behalf of such Party has full power and authority under such Party’s governing documents to execute and deliver this Amendment in the name of, and on behalf of, such Party and to cause such Party to perform its obligations under this Amendment;

(d)    this Amendment has been duly authorized, executed and delivered by such Party; and

(e)    this Amendment is the legal, valid and binding obligation of such Party, and is enforceable against such Party in accordance with its terms.

9.    Brokerage Commissions. Except as may be set forth in one or more separate agreements between (i) Landlord and Landlord’s broker, or (ii) Landlord or Landlord’s broker and Tenant’s broker:

(a)    Landlord represents and warrants to Tenant that no claim exists for a brokerage commission, finder’s fee or similar fee in connection with this Amendment based on any agreement made by Landlord; and

(b)    Tenant represents and warrants to Landlord that no claim exists for a brokerage commission, finder’s fee or similar fee in connection with this Amendment based on any agreement made by Tenant.

Landlord shall indemnify, defend and hold harmless Tenant from and against any claim for a brokerage commission, finder’s fee or similar fee in connection with this Amendment based on an actual or alleged agreement made by Landlord. Tenant shall indemnify, defend and hold harmless Landlord from and against any claim for a brokerage commission, finder’s fee or similar fee in connection with this Amendment based on an actual or alleged agreement made by Tenant.

10.    Entire Agreement. The Lease, as amended by this Amendment, exclusively encompasses the entire agreement of the Parties, and supersedes all previous negotiations, understandings and agreements between the Parties, whether oral or written, including, without limitation, any oral discussions, letters of intent and email correspondence. The Parties acknowledge and represent, by their signatures below, that the Parties have not relied on any representation, understanding, information, discussion, assertion, guarantee, warranty, collateral contract or other assurance, except those expressly set forth in the Lease and this Amendment, made by or on behalf of any other Party or any other person whatsoever, prior to the execution of this Amendment. The Parties waive all rights and remedies, at law or in equity, arising or which may arise as the result of a Party’s reliance on such representation, understanding, information, discussion, assertion, guarantee, warranty, collateral contract or other assurance.

11.    General Provisions. In the event of any conflict between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control. Except as set forth in this Amendment, the Lease (which, by definition, includes all previous amendments) is ratified and affirmed in its entirety. This Amendment shall inure to the benefit of, and be binding on, the Parties and their respective successors and assigns. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws (excluding the choice of laws rules) of the state of Utah. This Amendment may be executed in any number of duplicate originals or counterparts, each of which when so executed shall constitute in the aggregate but one and the same document. Each exhibit referred to in, and attached to, this Amendment is an integral part of this Amendment and is incorporated in this Amendment by this reference.

[Remainder of page intentionally left blank; signatures on following page]

THE PARTIES have executed this Amendment on the respective dates set forth below, to be effective as of the date first set forth above.

LANDLORD:

INVESTMENT PROPERTY GROUP, LLC, a Utah limited liability company

By

Print or Type Name of Signatory:

Robert Galanis

Its	MANAGER

Date	05-10-2017

TENANT:

MEDALLION BANK, a Utah industrial bank

By

Print or Type Name of Signatory:

Justin Haley

Its	Senior Vice President

Date	May 10, 2017

EXHIBIT A

to

SEVENTH AMENDMENT TO AGREEMENT OF LEASE

TENANT IMPROVEMENTS

THIS EXHIBIT is attached to, and is a part of, the foregoing Seventh Amendment to Lease Agreement (the “Amendment”). All words capitalized in this Exhibit shall have the same meaning given in the Amendment. If any conflict exists between the provisions of this Exhibit and the provisions of the Amendment, the provisions of this Exhibit shall control.

1.    Tenant Improvements.

(a)    The final space plan (the “Space Plan”) for the Premises, mutually approved by the Parties, is or will be attached as Appendix 1.

(b)    Landlord shall cause the Tenant Improvements (the “Tenant Improvements”) described on the Space Plan to be completed in accordance with the plans and specifications (including the tenant finishes) (the “Tenant Improvement Plans”) approved by the Parties. The Tenant Improvements shall be made, and the Tenant Improvement Plans shall be prepared, at Tenant’s sole cost and expense, subject to the TI Allowance.

(c)    Landlord shall cause the Tenant Improvement Plans to be prepared. Landlord shall furnish the initial draft of the Tenant Improvement Plans to Tenant for Tenant’s review and approval. Tenant shall within one week after receipt either provide comments to such Tenant Improvement Plans or approve the same. Tenant shall be deemed to have approved such Tenant Improvement Plans if Tenant does not timely provide comments on such Tenant Improvement Plans. If Tenant provides Landlord with comments to the initial draft of the Tenant Improvement Plans, Landlord shall provide revised Tenant Improvement Plans to Tenant incorporating Tenant’s comments within one week after receipt of Tenant’s comments. Tenant shall within one week after receipt then either provide comments to such revised Tenant Improvement Plans or approve such Tenant Improvement Plans. Tenant shall be deemed to have approved such revised Tenant Improvement Plans if Tenant does not timely provide comments on such Tenant Improvement Plans. The process described above shall be repeated, if necessary, until the Tenant Improvement Plans have finally been approved by Tenant.

(d)    All bids and all costs will be provided to Tenant for approval per an “open book” process. The cost of the Tenant Improvements shall be calculated at Landlord’s actual cost, with no additional markup or profit to Landlord. Landlord shall provide Tenant with reasonable input into the bidding process (including bid review) so long as Tenant’s actions do not delay such process or the completion of the Tenant Improvements; provided, however, that Landlord reserves the sole right and discretion, acting reasonably, to make all final decisions regarding selection of contractors, subcontractors and material suppliers, unless (except for all design/build subcontractors, that is, fire/life safety, mechanical, electrical and plumbing subcontractors, which shall not be subject to the following limitation) Tenant, acting reasonably, objects within five (5) business days after the acceptance of any bid of any subcontractor or material supplier to such bid as being an above-market bid (which objection shall be accompanied by a statement of the correct amount of a market bid and reasonable supporting evidence

Exhibit A-1

for such statement, such as, for example, a market bid from another reputable subcontractor or material supplier), in which case Landlord shall either cause such subcontractor or material supplier to reduce its bid to a market bid, or designate to Tenant another subcontractor or material supplier that provides a market bid. Landlord shall negotiate with its architects, contractors and suppliers to ensure that the design and construction of the Tenant Improvements are completed using high quality materials and workmanship, with such materials and workmanship being completed at fair market/industry standard costs.

(e)    Within five (5) business days following the award of all bids for the Tenant Improvements, Landlord shall prepare or caused to be prepared on an open-book basis a construction budget for the Tenant Improvements, which shall reflect the costs set forth in all of such bids and shall be submitted to Tenant for Tenant’s approval. Tenant shall have five (5) business days following receipt of such budget to approve or request clarifications to the same and/or to perform value engineering and make changes to the Tenant Improvement Plans. Tenant shall be deemed to have approved such budget if Tenant does not timely provide comments on such budget. If Tenant provides Landlord with comments to the initial draft of such budget, Landlord shall provide a revised construction budget to Tenant incorporating Tenant’s comments within three (3) business days after receipt of Tenant’s comments. Tenant shall within three (3) business days after receipt then either provide comments to such revised budget or approve such budget. Tenant shall be deemed to have approved such revised budget if Tenant does not timely provide comments on such budget. The process described above shall be repeated, if necessary, until such budget finally has been approved by Tenant. On Tenant’s approval of the budget, Landlord shall submit to Tenant for Tenant’s signature a “Notice To Proceed With Construction” agreement which shall itemize all costs associated with the Tenant Improvements, and include Tenant’s agreement to pay for any such improvement costs in excess of the TI Allowance. Tenant shall execute the Notice to Proceed with Construction within three (3) business days after Tenant’s receipt of the same and prior to construction.

(f)    Landlord shall provide project management services in connection with the construction of the Tenant Improvements and the Change Orders (defined below). Such project management services shall be performed at Tenant’s sole cost and expense, subject to the TI Allowance, for a fee of five percent (5%) of all costs related to the preparation of the Tenant Improvement Plans and the construction of the Tenant Improvements and the Change Orders. Except for the fee described in the immediately preceding sentence, and for the general conditions, overhead and profit of the general contractor, no other administrative or supervisory fee shall be payable by Tenant in connection with the Tenant Improvements or Change Orders. Tenant may, at Tenant’s discretion and sole cost and expense, engage a representative to oversee construction activities on Tenant’s behalf. Said representative shall coordinate its efforts with Landlord’s project manager and/or contractor, shall have full access to all information and documentation with respect to the Tenant Improvements and may be engaged throughout the design and construction process of the Tenant Improvements.

(g)    Beginning with the Premises in their current “as is” condition as of the date of the Amendment, all improvements to the Premises shall be made at Tenant’s sole cost and expense, subject only to the TI Allowance.

2.    Change Orders. If, prior to the Commencement Date and after the Tenant Improvement Plans and the construction budget have finally been approved by Tenant, Tenant requires improvements or changes (individually or collectively, the “Change Orders”) to the Premises in addition to, revision of, or substitution for, the Tenant Improvements, Tenant shall deliver to Landlord for its approval plans and specifications for such Change Orders. Within five (5) business days after such delivery by Tenant,

Exhibit A-2

Landlord shall either approve or disapprove such Change Orders, and if Landlord disapproves such Change Orders, Landlord shall advise Tenant of the revisions required. Tenant shall revise and redeliver the plans and specifications to Landlord within five (5) business days after Landlord’s advice of its disapproval of a proposed Change Order or Tenant shall be deemed to have abandoned its request for such Change Orders. Tenant shall pay the reasonable, out-of-pocket costs for all preparations and revisions of plans and specifications for, and the construction of, all Change Orders, subject to the TI Allowance.

3.    TI Allowance.

(a)    Landlord shall contribute the total amount of $100,000.00 (the “TI Allowance”) toward the costs incurred for the Tenant Improvements and Change Orders, including, without limitation, painting, carpeting, tile, wall covering, light fixtures, plans, permits, insurance and architectural fees (but expressly excluding Tenant’s personal property). The TI Allowance will be allocated $87,620.00 to the initial expansion and the existing space, and $12,380.00 to the subsequent expansion.

(b)    Landlord has no obligation to pay for the cost of any Tenant Improvements or Change Orders in excess of the TI Allowance, and if the cost of the Tenant Improvements and Change Orders exceeds the TI Allowance as allocated, Tenant shall pay such overage to Landlord within ten (10) business days after the receipt of an invoice therefor, accompanied by such detail as may reasonably be requested by Tenant, which invoice may be delivered prior to the commencement of construction.

4.    Parties’ Representatives. Tenant shall designate an individual to act as Tenant’s representative with respect to all approvals, directions and authorizations pursuant to this Exhibit. Landlord shall designate an individual to act as Landlord’s representative with respect to all approvals, directions and authorizations pursuant to this Exhibit.

Exhibit A-3

Appendix 1

Floor Plans

(See attached)

Exhibit A-4

reduced IT room
(2) new offices
NEW OFFICE
NEW OFFICE
MODIFIED OFFICE
NEW SUPPLY(?) ROOM
extra space for coffee counter, closet, or bookcase
CONF
SUITE 500
RELOCATED OFFICE
NEW OFFICE

Medallion Bank Office Re-design
Merrill Lynch Building
Option 2B 4/7/17

Exhibit A-5

EXHIBIT B.1

to

SEVENTH AMENDMENT TO AGREEMENT OF LEASE

PREMISES (AS OF INITIAL EXPANSION)

(See attached)

Exhibit B.1-1

EXHIBIT B.2

to

SEVENTH AMENDMENT TO AGREEMENT OF LEASE

PREMISES (AS OF SUBSEQUENT EXPANSION)

(See attached)

Exhibit B.2-1